May 29, 1990





John Michael Nilles
Fargo, North Dakota


This letter is to express our understanding with you concerning your employment by Metropolitan Financial Corporation.

You have been hired by Metropolitan Financial Corporation effective May 22, 1990, with employment commencing within the next 120-day period. You have agreed to serve as Executive Vice President and General Counsel. The term of this employment is until December 31, 1995. At the end of the term, if mutually agreeable between the parties, your employment may be continued on the same basis as other senior officers of Metropolitan, that is, as an employee at will subject to termination by either party without any cause on 30 days notice.

During the term of this agreement, your employment can only be terminated for cause, that is, for a breach by you of Metropolitan's rules and regulations or dishonesty or failure to perform your duties at the required level of industry and competence. Your compensation shall be $140,000 per year plus raises, if any, Metropolitan may grant.

If this letter correctly states our agreement, please sign both copies, keeping one for your file and returning one to us.

METROPOLITAN FINANCIAL CORPORATION



By:Norman M. Jones                       John Michael Nilles
   _______________                       ___________________
   NORMAN M. JONES                       JOHN MICHAEL NILLES
   Its:  Chairman and CEO